Exhibit 10.4
Separation Agreement, Waiver and General Release

The parties to this Separation Agreement, Waiver, and Release (the “Agreement”) are American Equity Investment Life Insurance Company (“Company”) and _[name]________ (“Participant”) (collectively, the “Parties”). For good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, Participant and the Company agree as follows:
1. Participant’s employment was, or will be, terminated effective __[date]__________ (“Termination Date”). To the extent that Participant is a director, trustee, fiduciary, or officer of any Released Person (as defined in Section 5 of this Agreement) entity or affiliate, or is a member of any committee of any Released Person entity or affiliate, Participant hereby resigns from such capacity effective [immediately][upon the Termination Date] and agrees to execute any additional, more specific resignation documentation the Released Person may request.
2. Provided this Agreement becomes final and effective and has not been revoked in accordance with its terms, the Company will pay and provide to Participant (or, in case of Participant death, to the Participant’s estate) cash payments in the total amount of _[amount of sev pay, Click, STIP, pre-2022 RSU’s, in words ]_ ($_[amount in numbers]_), less deductions including, but not limited to, all applicable federal, state, and local tax withholding (the “Severance Pay”). The Company will pay the Severance Pay in equal installments with the first payment on the first practicable Company payday after this Agreement becomes final and effective, and equal installments continuing on each Company payday thereafter with the last installment paid no later than [the earlier of (a) three (3) months after the first installment payment, or (b)] March 15th of the calendar year following the Termination Date.
[In addition, provided this Agreement becomes final and effective and has not been revoked in accordance with its terms, the Company will pay and provide to Participant, subject to Participant’s timely election of COBRA continuation coverage, Participant will receive a single lump sum payment of ___[amount in numbers]___ ($_amount in numbers____) for continuation of Participant’s health insurance coverage, with such payment to be made on the later of (i) the first practicable Company payday after after this Agreement becomes final and effective or (ii) the first practicable Company payday after Company receives notice that Participant has elected COBRA coverage.]
Participant agrees that if Participant is rehired by a Released Person, any payments or rights to payments under this Agreement that have not yet been paid shall terminate immediately on the date of such rehire.
3. Provided this Agreement becomes final and effective and has not been revoked in accordance with its terms, the Company will make any payments to Participant subject to the terms of any Participant Restricted Stock Unit Agreements conditioned on a final separation agreement, as applicable (less deductions including, but not limited to, all applicable federal, state, and local tax withholding), and will provide outplacement services as provided in the American Equity Investment Life Transition Benefit Plan document (the “Plan Document”).
4. The payments in Sections 2 and 3 of this Agreement are considered wages and will be taxable as wages and reported on the Form W-2 issued to Participant for the tax year in which the payment is made. Further, the payments under Sections 2 and 3 of this Agreement will be excluded from benefit eligible earnings for all employer compensation and benefits purposes including, but not limited to, any bonus and incentive, pension, retirement and welfare plans and arrangements and paid time off allowances. The Company may offset any amounts due under this Agreement, and may coordinate any amounts due with any payments due under the WARN Act or similar law, as provided in the Plan Document.
5. Participant knowingly and voluntarily releases the Company from all claims. Specifically, as a material inducement to the Company to enter into this Agreement, on behalf of Participant’s relatives, heirs, executors, administrators, successors, and assigns, Participant hereby fully and forever releases and discharges the Company, its past, present, and future parents, subsidiaries, affiliates, and agents and its and their past, present, and future directors, officers, employees, agents, representatives, employee benefit plans and funds, and the fiduciaries thereof, successors, and assigns of each (“Released Person(s)”) from any and all claims, actions, liability, or promises, and rights of any and every kind or nature that Participant ever had, now has, or may have, whether known or unknown, against the Released Persons arising out of any act, omission, transaction, or occurrence, up to and including the date the Participant executes this Agreement, including, but not limited to:
(a) any claim arising out of or related to employment by and/or affiliation with the Released Persons or the discontinuance of employment/affiliation with the Released Persons;
(b) any claim of employment discrimination, harassment, or retaliation under, or any alleged violation of, any federal, state, or local law, rule, regulation, ordinance or Executive Order, including, but not limited to, Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Rehabilitation Act; the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act (“ERISA”); the Family and Medical Leave Act (“FMLA”); Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor

Standards Act; the Immigration Reform and Control Act; the Uniformed Services Employment and Reemployment Rights Act; the Iowa Civil Rights Act; and Iowa’s Wage Payment and Collection Act, all as amended;
(c) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, libel or slander, defamation, public policy, law or equity, or allegations of wrongful discharge or retaliation;
(d) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan;
(e) any claim for benefit plan accruals based upon the payments enumerated in this Agreement or compensation, whether classified as back pay, front pay, or any other compensation paid by Released Persons or awarded post-separation, including, but not limited to, compensation awarded by a regulatory body, arbitration panel, or court of competent jurisdiction except as expressly set forth below; and
(f) any claim for any enhancement or differential calculation over and above the benefit vested or otherwise payable to Participant under the standard terms of any Released Person benefit plan.
6. Participant agrees that until the later of (i) the end of twelve (12) months following the Termination Date or (ii) the completion of all payments pursuant to Sections 2 and 3 of this Agreement, Participant will not solicit any employee, customer, vendor, consultant, Independent Marketing Organization (or individual affiliate with any such organizations) of any Released Person to end, reduce the time or scope of, decline to renew, or decline to extend the sales or other business volume, time, or scope of such relationship.
Participant also agrees that until the end of twelve (12) months following the Termination Date, Participant will not, without the prior written consent of the Company, and to the extent such consent is limited or conditioned, be employed by, engaged by, or otherwise assist, either as an individual or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder (except for less than 1% ownership of the common stock of a publicly-traded company), or in any other capacity, directly or indirectly, providing the same or similar activities, skills, experience, or expertise Participant performed for the Company any entities that a Released Party identifies as a competitor its the Compensation Discussion and Analysis publicly disclosed to the U.S. Securities and Exchange Commission (“SEC”) within twelve (12) months on or prior to the date this Agreement becomes final and effective. These prohibitions shall apply to each entity and its parents, subsidiaries, affiliates, or agents, or any entity with 9.9% or greater direct or indirect economic interest in any of them.
Participant also acknowledges and agrees that Participant shall be subject to and abide by provisions of any other agreements containing Participant post-employment obligations that Participant executed, which are incorporated by reference herein.
Any of the restrictions in this Section 6 may be waived, in writing, solely by the Company. The Company’s decision to grant such a written waiver shall reside in its sole and absolute discretion.
The Parties acknowledge that if either were to violate any section of this Agreement, including, but not limited to Section 6, the aggrieved party would not have adequate damages at law and that it would be appropriate for a court to enter an injunction prohibiting any further violation; further, if either Party obtains a final judgment of a court of competent jurisdiction, pursuant to which either Party is determined to have breached their obligations under this Agreement, including but not limited to Section 6, the prevailing party shall be entitled to recover, in addition to any award of damages, its reasonable attorneys’ fees, costs, and expenses incurred in obtaining such judgment.
7. If a final and non-appealable judicial determination is made by a court or arbitrator that any of the provisions of Section 6 constitute an unreasonable or otherwise unenforceable restriction against Participant, the remaining provisions of Section 6 of this Agreement will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest scope that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the scope of such provision and to enforce such provision as so reduced, restricted or redefined). Moreover, notwithstanding the fact that any provision of Section 6 of this Agreement is determined not to be specifically enforceable, except as otherwise provided in Section 6 of this Agreement, the Company will nevertheless be entitled to recover monetary damages as a result of Participant’s breach of any such provision.
8. If the Participant breaches this Agreement, or the Company believes in good faith that Participant intends to breach this Agreement, in addition to any other remedy the Company may have, including seeking injunctive relief, the payments described in Sections 2 and 3 of this Agreement will immediately forfeit. In such case, no further payments under Sections 2 and 3 of this Agreement will be made and, upon demand by the Company, Participant agrees to repay to the Company any and all amounts paid pursuant to Sections 2 and 3 of this Agreement prior to the determination of a breach or an intent to breach, with the exception of one hundred dollars ($100.00).

9. Except as set forth herein, this Agreement does not affect any rights or benefits that vested or were otherwise payable to Participant prior to execution of this Agreement under any employee benefit plans governed by ERISA. Participant’s rights to any ERISA plan benefits are governed exclusively by the terms of the respective plan documents that provide those benefits. Nothing in this Agreement shall be deemed a waiver of claims for unemployment compensation benefits, worker’s compensation benefits, claims for breach of this Agreement, claims that arise after Participant signs this Agreement, and/or any claims or rights that cannot be waived by law. Nothing in this Agreement shall prohibit Participant from making any disclosure in accordance with Section 12(a), including any disclosure to the SEC pursuant to Section 21F-17(b), of the Securities and Exchange Act of 1934, as amended, or receiving an award from the SEC in connection therewith. Nothing in this Agreement impacts in any way Participant’s rights to indemnification from a Released Person under applicable law. Nothing in this Agreement otherwise offers, promises, or guarantees any such indemnification.
10. By entering into this Agreement, each respective Party does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation, agreement or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of resolving any and all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever between the Participant and the Released Persons.
11. By executing this Agreement, Participant acknowledges that Participant has accurately reported to the Company the daily or weekly hours Participant worked for the Company to the extent Participant has been asked to do so, that the Company has paid Participant all the salary and wages it owes Participant (including any overtime compensation or incentive compensation), that Participant has been provided with any and all leaves of absences (including those under the FMLA or other law) that Participant has requested and to which Participant was entitled, that Participant has no known workplace injuries or occupational diseases, that Participant has not been retaliated against for reporting any allegations of fraud or other wrongdoing and that Participant has had the opportunity prior to signing this Agreement to raise to the Company any concerns or complaints about these or any other matters regarding employment or affiliation with the Company.
12. Participant agrees that: (i) the terms of this Agreement; (ii) any claims that were raised or could have been raised in any action as of the date Participant executes this Agreement; (iii) the facts underlying those claims; and, (iv) all Confidential and/or Proprietary Information Participant worked on or became aware of during employment and/or affiliation with the Company shall not be disclosed to any third parties by Participant or Participant’s agents, attorneys, or representatives.
Furthermore, Participant acknowledges that retaining or sharing (in each case, orally, electronically, physically, or otherwise) any Confidential and/or Proprietary Information, without specific written Company permission, could result in significant damages to the Company. Participant acknowledges that the Company reserves its right to use all legal remedies at its disposal to pursue Participant for any damages that could result from a breach of this provision. Participant also acknowledges that the damages to the Company for breach of this and any other provision of this Agreement could be not readily calculable and that Company may, at its option, enforce the provisions of Paragraph 8 in case of any such breach. Participant’s obligation to not disclose Confidential and/or Proprietary Information does not extend to the circumstances described below:
(a) Neither this Section 12 nor any other provision of this Agreement prohibit or restrict Participant or Participant’s attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization (“SRO”), including, but not limited to, the SEC, Financial Industry Regulatory Authority (“FINRA”), Commodity Futures Trading Commission (“CFTC”), Department of Justice (“DOJ”), Internal Revenue Service (“IRS”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), and Equal Employment Opportunity Commission (“EEOC”); (ii) as required by court order or subpoena; (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement; or (iv) from providing any other disclosure required by law. However, by executing this Agreement Participant waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that Participant does not waive any right Participant may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.
(b) To the extent a Released Person publicly discloses this Agreement to the SEC, Participant is not prohibited from disclosing this Agreement. Under other circumstances, Participant is not prohibited from disclosing this Agreement to a spouse, civil union or domestic partner, attorney, accountant, or tax or financial advisor, provided that such individuals are advised that they may not disclose this Agreement and have agreed to be bound by the same restrictions against disclosure that apply to Participant.
(c) Participant is not prohibited from providing a prospective employer with information concerning former job title, salary, job responsibilities, and qualifications.

For purposes of this Agreement, “Confidential and/or Proprietary Information” shall mean information in any form that is proprietary and confidential to the Company and shall include, but not be limited to, the following types of information: (i) corporate information, including contractual arrangements, customer or client lists or information, distributor lists or information, plans, strategies, tactics, policies and resolutions; (ii) any litigation or negotiations; (iii) financial information, including spreadsheets, models, projections, investment strategies, undisclosed aspects of any Released Party strategy or business initiatives, including but not limited to, reinsurance or other strategies (including but not limited to execution status and/or concerns or issues), cost and performance data, debt arrangement, equity structure, investment structuring, investment partners or recipients and/or their arrangements, investors and holdings; (iv) operational information, including trade secrets, control and inspection practices, suppliers and vendors; and (v) personnel information, including personnel lists, resumes, roles, personal data, medical information, compensation, organization structure and performance evaluations concerning individuals other than Participant. Confidential and/or Proprietary Information does not include information that is or becomes generally part of the public domain without breach of this Agreement by Participant. Participant agrees that all Confidential and/or Proprietary Information is and shall remain the sole and exclusive property of the Company.
13. Participant agrees to cooperate with a Released Person or its counsel to provide information, relevant documentation, and/or truthful testimony in connection with any matter in which a Released Person has an interest and as to which Participant has knowledge of any of the facts, events or circumstances at issue. If requested, Participant agrees to meet with a Released Person representative and/or a Released Person’s counsel to truthfully provide all knowledge and information Participant has pertaining to any such matter and prepare, as necessary, for any deposition, trial, or other proceeding, including regulatory proceeding, related to such matter. Participant’s reasonable out of pocket expenses, such as for travel, will be reimbursed. Participant will not otherwise be entitled to further compensation for time or legal fees.
14. If Participant is served with a subpoena, court order, or a request by a government agency, law enforcement organization, legislative body, regulatory organization, or SRO, including, but not limited to, the SEC, FINRA, CFTC, DOJ, IRS, DOL, NLRB, or EEOC, or a comparable state or local agency, organization, or body, calling for the disclosure of this Agreement or any information concerning a Released Person, Participant agrees to give the Company a copy of such demand for information promptly by mail to: American Equity Investment Life Insurance Company, Attention: Chief Legal Officer, 6000 Westown Parkway, West Des Moines, IA 50266, unless prohibited by law. Participant does not need prior authorization of the Company to make such a disclosure.
15. Reference requests regarding Participant may be directed to: American Equity Investment Life Insurance Company, Attention: Chief Human Resources Officer, 6000 Westown Parkway, West Des Moines, IA 50266.
16. Participant acknowledges that on or prior to the Termination Date, Participant delivered to Participant’s former manager (or other person designated by the Company) all Released Person property, information (including Confidential and/or Proprietary Information), documents, and other materials (including, but not limited to, keys, mobile phones, computer equipment, and identification cards), including all copies or versions, that are in Participant’s possession or control (“Released Person Material”). Released Person Material does not include documents Participant received from an authorized representative of a Released Person regarding Participant’s employment or affiliation with the Released Person (e.g., summary plan descriptions, performance evaluations, benefit statements), any policy or product purchased from a Released Person, securities of a Released Person, materials Participant provided to a regulatory agency or other entity pursuant to Section 12(a) of this Agreement, or other materials Participant is entitled by law to retain. Participant represents that Participant has conducted a diligent search for all Released Person Material prior to executing this Agreement. Participant agrees that, if Participant discovers or receives any Released Person Material after signing this Agreement, Participant will return it to: American Equity Investment Life Insurance Company, Attention: Chief Human Resources Officer, 6000 Westown Parkway, West Des Moines, IA 50266, within 48 hours of discovery or receipt.
17. Pursuant to the terms of the OWBPA and the ADEA, Participant acknowledges that:
(a) Participant has been advised to consult with an attorney before executing this Agreement and Participant has consulted or had the opportunity to consult with an attorney of Participant’s choosing concerning the terms and conditions prior to signing this Agreement.
(b) The Company has advised Participant in writing that Participant has [twenty-one (21)][forty-five (45)] days in which to review this Agreement [and the Exhibit A included with this Agreement] and fully consider its terms prior to signing it.
(c) Participant has read and fully understands the significance of all the terms and conditions of this Agreement.
(d) Participant is signing this Agreement voluntarily and of free will and agrees to abide by all the terms and conditions contained herein.
(e)  Participant acknowledges and agrees that the payments in Sections 2 and 3 of this Agreement are in addition to any benefits the Participant would have otherwise received without signing this Agreement, and Participant is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for such consideration.
(f) This Agreement waives no rights or claims that may arise after its execution.

(g) Participant may accept this Agreement by fully executing it and returning it to the Company at 6000 Westown Parkway, West Des Moines, IA 50266 attention: Chief Human Resources Officer no later than 5:00 p.m. on the [twenty-first (21st) or forty-fifth] day after the date Participant received this Agreement or such later date as Participant or counsel for Participant and the Company have agreed to.
(h) After this Agreement has been executed by Participant, Participant will have seven (7) days to revoke this Agreement, which Participant may do in writing by e-mail to legalnotices@american-equity.com by 5:00 p.m. on the last day of that 7-day period. This Agreement will become final and effective on the eighth (8th) day, provided Participant has not previously revoked it.
(i) In the event that Participant does not accept this Agreement as set forth above or Participant revokes this Agreement in accordance with Section 17(h) of this Agreement, this Agreement, including, but not limited to, the obligation of the Company to make any payments and/or provide any benefit pursuant to Sections 2 or 3 of this Agreement, shall automatically be null and void.
18. This Agreement may not be changed except in a writing that specifically references this Agreement and is signed by Participant and an officer of the Company. This Agreement constitutes the full understanding between Participant and the Company, provided, however, that each of any other agreements containing Participant post-employment obligations that Participant executed remain in full force and effect pursuant to the terms of the respective agreement. The Parties affirm that no other promises, representations, or agreements of any kind have been made by any person or entity whatsoever to cause the Parties to sign this Agreement, and that they fully understand the meaning and intent of this Agreement.
19. Iowa state law governs the interpretation of this Agreement and applies to claims for breach of it, regardless of conflict of laws principles, unless prohibited by law. Subject to the Claims Procedures set forth in the Plan Document, any dispute shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Des Moines, Iowa, unless prohibited by law.
20. To the extent any of the terms of this Agreement conflict with the terms of the Plan document, the terms of the Plan Document shall prevail. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect and shall not impair the enforceability of any other provision of this Agreement, except that if Sections 5 or 8 of this Agreement are held to be illegal, void, or unenforceable, whether in whole or in part, this Agreement shall be voidable by the Company.
By signing below, this Agreement is agreed to and voluntarily accepted by:

Participant	Date

American Equity Investment Life Insurance Company

By:
Date
Company Title:
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